Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 67 to the Registration Statement on Form N-1A of Fidelity Beacon Street Trust: Fidelity Tax Managed Stock Fund of our report dated December 17, 2010 on the financial statements and financial highlights included in the October 31, 2010 Annual Reports to Shareholders of the above referenced fund which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
December 23, 2010